Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust

Rye, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2023, relating to the consolidated financial statements and schedules and the effectiveness of Acadia Realty Trust’s internal control over financial reporting, of Acadia Realty Trust appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

New York, New York

November 6, 2023